Exhibit 4.6

FIRST AMENDMENT

TO

WARRANTS TO PURCHASE SHARES OF

PREFERRED STOCK OF ICAGEN, INC.

THIS FIRST AMENDMENT TO WARRANTS TO PURCHASE SHARES OF PREFERRED STOCK OF ICAGEN, INC. (the “First Amendment”) is entered into as of May 14, 2004, by and between Icagen, Inc., a Delaware corporation (the “Company”), and Dominion Fund III, a California limited partnership (the “Holder”) and, for the purposes of Section 6 herein, Dominion Ventures, Inc.

WHEREAS, the Company made and delivered to the Holder (i) a Warrant to Purchase Shares of Series B Preferred Stock, dated December 28, 1994, (ii) a Warrant to Purchase Shares of Series D Preferred Stock, dated May 6, 1997, and (iii) a Warrant to Purchase Shares of Series E Preferred Stock, dated August 25, 1998 (collectively, the “Warrants”);

WHEREAS, pursuant to Section 13 of each of the Warrants and in connection with the proposed initial public offering by the Company of shares of Common Stock of the Company (the “IPO”) pursuant to a registration statement on Form S-1 (the “Registration Statement”), the Company and the Holder desire to amend each of the Warrants in the manner and to the extent set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth in this First Amendment, the Company and the Holder mutually agree as follows:

1. Defined Terms. Terms that are used herein with initial capital letters and that are not otherwise defined shall have the meanings given to them in the Warrant, as amended by this First Amendment.

2. Amendment of Section 4. Effective upon and conditioned on the occurrence of the effective date of the Registration Statement (the “Effective Date”), Section 4 of each of the Warrants shall be deleted in its entirety and the following substituted in lieu thereof:

“Adjustments to Exercise Price, Number and Kind of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as set forth in Appendix I hereto upon the occurrence of certain events described therein. The provisions of Appendix I are incorporated by reference herein with the same effect as if set forth in full herein. Notwithstanding the foregoing, in the event of the mandatory conversion of all of the issued and outstanding Preferred Stock into shares of Common Stock of the Company (the “Common Shares”) in accordance with the terms of the Certificate of Incorporation of the Company, as amended (the “Mandatory Conversion”), the Warrant will be exercisable into such number of fully paid and non-assessable Common Shares to which a holder of the number of shares of Preferred Stock then deliverable upon the conversion thereof would have been entitled upon the Mandatory Conversion (subject to appropriate adjustment for stock splits, stock dividends and similar events affecting the Common Shares after the date of Mandatory Conversion) and the provisions of Appendix I shall immediately terminate.

3. Termination of Section 8.2. Effective upon the Effective Date, the provisions of Section 8.2 of each of the Warrants shall terminate in all respects.

4. Termination of Sections 10 and 12. Upon the Effective Date, the provisions of Section 10 and Section 12 of each of the Warrants shall terminate in all respects.

5. Effect of First Amendment. The provisions of each of the Warrants are amended and modified by the provisions of this First Amendment. If any provisions of any of the Warrants are materially different from or inconsistent with any of the provisions of this First Amendment, the provisions of this First Amendment shall control, and the provisions of the Warrant shall, to the extent of such difference or inconsistency, be deemed to be amended and modified.

6. Acknowledgment of Expiration of Master Lease Agreement. Dominion Ventures, Inc. (“Dominion”) acknowledges and agrees that the Company has fulfilled all of its obligations under that Master Lease Agreement dated December 18, 1994, between Dominion Ventures, Inc. and Icagen, Inc., as amended (the “Master Lease”) and that, pursuant to Section 4 of the Master Lease, the Term of the lease and all rights and obligations of the parties have consequently expired or been terminated.

7. Single Agreement. This First Amendment and each Warrant, as amended and modified by the provisions of this First Amendment, shall each constitute and be construed as a single agreement.

REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

SEPARATE SIGNATURE PAGE

TO

FIRST AMENDMENT

TO

WARRANTS TO PURCHASE SHARES OF

PREFERRED STOCK OF ICAGEN, INC.

IN WITNESS WHEREOF, this First Amendment is hereby executed and delivered by the parties as of the date first written above.

ICAGEN, INC.

By:	/s/ P. KAY WAGONER

P. Kay Wagoner, Ph.D. President

SEPARATE SIGNATURE PAGE

TO

FIRST AMENDMENT

TO

WARRANT TO PURCHASE SHARES OF

PREFERRED STOCK OF ICAGEN, INC.

IN WITNESS WHEREOF, this First Amendment is hereby executed and delivered by the parties as of the date first written above.

DOMINION FUND III, a California limited partnership

By:	Dominion Partners III, a California limited partnership, its General Partner

By:	/s/ KENDALL J. COOPER

Kendall J. Cooper
Title:	General Partner

DOMINION VENTURES, INC.

By:	/s/ KENDALL J. COOPER

Kendall J. Cooper
Title:	Chief Financial Officer